Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (ET) on April 29, 2008:
Media Contact: Sharon Cooper
973-948-1324; sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364; jennifer.diberardino@selective.com

Selective Insurance Group CEO Adopts 10b5-1 Trading Plan

Branchville, NJ – Apr. 29, 2008 – Selective Insurance Group, Inc. (NASDAQ: SIGI), today announced that its Chairman, President and Chief Executive Officer, Gregory E. Murphy, has entered into a written trading plan in accordance with SEC Rule 10b5-1, the Company’s insider trading policy, and the Company’s stock ownership guidelines.

Mr. Murphy, age 53, established the 10b5-1 plan to diversify his investment portfolio in an orderly, prearranged manner.  Selective stock represents approximately 87% of Mr. Murphy’s investable assets, including unvested restricted shares and units.  The plan, which goes into effect on June 2, 2008, terminates on the earlier of May 29, 2009, or the sale of 50,400 shares, which is approximately 31% of the 161,743 vested unrestricted shares he owns outright, including shares held in his 401(k) plan account.  Mr. Murphy also has unvested awards of 48,516 performance based restricted shares and 42,583 performance based restricted stock units which settle in shares of Selective stock.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock under the direction of a broker.  The plans may be entered into only when the director or officer is not in possession of material, non-public information.  The plans establish pre-determined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades.  Transactions under Rule 10b5-1 plans are disclosed in filings with the Securities and Exchange Commission.  There are no assurances that any shares will be sold during the duration of the plan.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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